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                                                                                                        Exhibit 12


                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          NINE MONTHS ENDED SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                          -------------------------------   ------------------------------------------------------
                                                            Adjusted
                                Adjusted    Actual          Pro Forma  Actual    Actual   Actual   Actual   Actual
                                  2000       2000             1999      1999      1998     1997     1996     1995
                                --------- ---------          ------    ------    ------   ------   ------   ------
Earnings:
   Net Income                    12,611    (41,800)          32,271   (94,842)  20,465   25,840   19,964   15,805
   Taxes                          7,766      6,795           22,052     5,328   13,224    5,279    1,207      505
   Fixed Charges                 34,187     34,187           37,055    35,328    7,420    6,377    7,769    5,672
   Less Capitalized Interest
                                -------------------          ----------------------------------------------------
      Total Earnings             54,564       (818)          91,378   (54,186)  41,109   37,496   28,940   21,982
                                -------------------          ----------------------------------------------------

Fixed Charges:
   Interest Expense              22,475     22,475           20,611    20,328    4,153    3,995    5,730    3,806
   Guarantees of Other
     Party Obligations
     Applicable Portion
     of Rent Expense             11,712     11,712           16,444    15,000    3,267    2,382    2,039    1,866
                                -------------------          ----------------------------------------------------
      Total Fixed Charges        34,187     34,187           37,055    35,328    7,420    6,377    7,769    5,672
                                -------------------          ----------------------------------------------------

RATIO OF EARNINGS
TO FIXED CHARGES                   1.60        --              2.47       --      5.54     5.88     3.73     3.88
                                ===================          ====================================================

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